Exhibit 99.1

Rex Energy Corporation Announces Year-End Reserves, 2010 Capital Budget and

Marcellus Shale Operational Update

STATE COLLEGE, Pa., Jan 12, 2010 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) announced today its total proved oil and natural gas reserves as of December 31, 2009 increased 90% from 2008 year-end estimates to 125.2 billion cubic feet of natural gas equivalent (“Bcfe”). Additionally, the company announced that the board of directors has approved a capital budget of $100.1 million for 2010.

Proved Reserves

Rex Energy’s total proved reserves for natural gas, crude oil and natural gas liquids (“NGLs”) as of December 31, 2009 were 125.2 Bcfe, consisting of 11.5 million barrels (“MMBbls”) of crude oil and NGLs and 56.2 billion cubic feet (“Bcf”) of natural gas.

The following table summarizes Rex Energy’s proved reserves as of December 31, 2009:

	Reserves
	Oil (MMBbl)	Natural Gas (Bcf)	NGLs (MMBbl)
Reserves category:
PROVED
Developed	8.5	16.2	0.1
Undeveloped	1.8	40.0	1.1

TOTAL PROVED	10.3	56.2	1.2

Proved reserves in the Appalachian Basin as of December 31, 2009, which consist of 100% natural gas and NGLs, increased 106% from 2008 year-end estimates to 63.4 Bcfe. In the Illinois Basin, proved reserves as of December 31, 2009, which consist of 100% crude oil, increased 75% from 2008 year-end reserves to 10.3 MMBbls.

The present value of future cash flows before income taxes and asset retirement obligations as of December 31, 2009, discounted at 10% (“PV-10”), totaled $190.5 million, an increase of 127% over December 31, 2008. PV-10 is a non-GAAP financial measure. See Footnote 1 to the table set forth below for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows as defined by GAAP. The commodity prices used in the estimate were based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2009 through December 2009. For crude oil and NGL volumes, the average West Texas Intermediate posted price of $57.65 per barrel was adjusted by county for quality, transportation fees, and regional price differentials. For gas volumes, the average Henry Hub spot price of $3.87 per million British thermal units (“MMBTU”) was adjusted by county for energy content, transportation fees, and regional price differentials. All prices were held constant throughout the lives of the properties, which Rex Energy refers to as the “SEC Case.”

Rex Energy’s proved reserves estimates for all of its oil and gas properties were prepared in accordance with the definitions and guidelines of the U.S. Securities and Exchange Commission (“SEC”) by the independent reservoir engineering firm of Netherland, Sewell & Associates, Inc. (“Netherland”). In addition to the SEC Case proved reserves, Netherland also prepared estimates of Rex Energy’s year-end proved reserves using two alternative commodity price assumptions.

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The following tables summarize the company’s proved reserves using each of the three cases:

SEC Case Proved Reserves
Area	Oil (MMBbl)	NGL (MMBbl)	Natural Gas (Bcf)	Bcfe	% Oil & NGL’s	% Proved Developed	PV-10 (1) ($ in millions)
Appalachia	—	1.2	56.2	63.4	11%	26%	$45.1
Illinois	10.3	—	—	61.8	100%	83%	$145.4

Total	10.3	1.2	56.2	125.2	55%	54%	$190.5

Flat Case Proved Reserves (2)
Area	Oil (MMBbl)	NGL (MMBbl)	Natural Gas (Bcf)	Bcfe	% Oil & NGL’s	% Proved Developed	PV-10 (1) ($ in millions)
Appalachia	—	1.2	60.2	67.4	11%	27%	$108.3
Illinois	11.8	—	—	70.8	100%	84%	$245.3

Total	11.8	1.2	60.2	138.2	56%	56%	$353.6

NYMEX Case Proved Reserves (3)
Area	Oil (MMBbl)	NGL (MMBbl)	Natural Gas (Bcf)	Bcfe	% Oil & NGL’s	% Proved Developed	PV-10 (1) ($ in millions)
Appalachia	—	1.3	62.9	70.7	11%	27%	$145.1
Illinois	12.9	—	—	77.4	100%	84%	$318.3

Total	12.9	1.3	62.9	148.1	58%	55%	$463.4

(1)	PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax and asset retirement obligations of Rex Energy’s estimated proved reserves. PV-10 is a non-GAAP financial measure because it excludes the effects of income taxes and asset retirement obligations. The company believes that PV-10 is a useful measure for evaluating the relative monetary significance of their oil and natural gas properties. Further, investors may use the measure as a basis for comparison of the relative size and value of Rex Energy’s reserves to other companies. The company uses this measure when assessing the potential return on investment related to their oil and natural gas properties. PV-10 should not be considered as an alternative to standardized measure of discounted future net cash flows as defined under GAAP. The following table shows the reconciliation of standardized measure of discounted future net cash flows for each case to PV-10.

Reconciliation of PV-10
	SEC Case	Flat Case	NYMEX Case
	($ in millions)
Standardized measure of discounted future net cash flows	$144.4	$241.4	$301.5
Discounted future cash flow from income taxes	$30.0	$96.1	$145.8
Discounted future cash flow for abandonment	$16.1	$16.1	$16.1

Discounted future net cash flow before income taxes (PV-10)	$190.5	$353.6	$463.4

(2)	The Flat Case alternative assumptions were based on the posted spot prices as of December 31, 2009 for both oil and gas. For oil and NGL volumes, the average West Texas Intermediate posted price of $76.00 per barrel was adjusted by county for quality, transportation fees, and regional price differentials. For gas volumes, the Henry Hub spot price of $5.79 per MMBTU was adjusted by county for energy content, transportation fees, and regional price differentials. All prices were held constant through the lives of the properties (the “Flat Case”).

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(3)	The NYMEX Case alternative assumptions were based on the forward closing prices on the New York Mercantile Exchange for crude oil and natural gas as of December 31, 2009. For oil and NGL volumes, the price was based on a crude oil price which increased from $79.36 per Bbl to $101.92 per Bbl during the life of the properties and was adjusted by county for quality, transportation fees, and regional price differentials. For gas volumes, the price was based on a natural gas price which increased from $5.57 per MMBTU to $9.08 per MMBTU over the life of the properties and was adjusted by county for energy content, transportation fees, and regional price differentials (the “NYMEX Case”).

2010 Capital Budget

Rex Energy also announced that its board of directors has approved a 2010 capital budget of $100.1 million, of which approximately 81% will be directed to the Appalachian Basin and 19% to the Illinois Basin. The following table shows the detailed allocation of the 2010 capital budget:

	Appalachia	Illinois	Total
	($ in millions)
Drilling & Exploitation	$43.2	$3.5	$46.7
Tertiary Recovery Projects	—	7.9	7.9
Operations and Other	2.9	6.7	9.6
Land	15.4	0.5	15.9
Midstream	20.0	—	20.0

Total	$81.5	$18.6	$100.1

Benjamin W. Hulburt, Rex Energy’s President and CEO, commented, “Our 2010 capital budget reflects our continued confidence in the potential of our Marcellus Shale acreage due to the successful horizontal wells we have drilled in each of our three major projects areas. In 2010, we plan to accelerate our Marcellus Shale drilling activities significantly, as well as commence operations on our first alkali-surfactant-polymer unit in the Illinois Basin. We anticipate that our planned activities encompassed by this capital budget can result in 2010 production growth of 50-80% above 2009 levels and increase our year over year exit Mcfe per day rate by 80-140%.

Operational Update

The company recently fracture stimulated two new horizontal Marcellus Shale wells in Westmoreland County, Pennsylvania. The two wells, which had average lateral extensions of approximately 2,200 feet, were stimulated with six stages each. The wells are continuing to clean up and production is still inclining; however, based on the initial data, Netherland has estimated the gross proved reserves of these two wells to be approximately 3.0 Bcf each.

The company has also completed drilling its second horizontal well in Clearfield County, Pennsylvania, which it expects to fracture stimulate by the end of the month. Additionally, the company is currently drilling one horizontal well in Westmoreland County. The company expects to spud its second horizontal well in Butler County, Pennsylvania this week and to drill one additional horizontal well in Westmoreland County during the first quarter of 2010 before turning operations in that area over to Williams Appalachia (“Williams”), its 50% partner in the area.

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Rex Energy’s current total acreage under control in the Marcellus Shale fairway has increased approximately 21% compared to the third quarter 2009 to 92,000 gross (60,000 net) acres. The net acreage amount excludes approximately 22,000 acres, which can be earned by Williams pursuant to the Participation and Exploration Agreement entered into on June 18, 2009, but includes approximately 7,700 acres covered by oil and gas leases that are pending title verification and final closing.

In a final comment, Mr. Hulburt said, “We have spent the past two years adding to our Marcellus Shale acreage position; building an experienced management team dedicated to enhanced oil recovery and shale exploration; studying chemical flooding in the Lawrence Field; drilling exploratory wells to de-risk our Marcellus Shale acreage; and refining our technical understanding of the Marcellus Shale and ASP Flooding, all while keeping a conservative balance sheet through the use of hedging, debt management and strategic partnerships. Looking forward, we believe that 2010 has the potential to be a year of tremendous growth for Rex Energy as we accelerate development in the Appalachian Basin and commence injection on our first ASP Flood unit in the Illinois Basin.”

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois Basin and the Appalachian Basin of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, adverse economic conditions in the United States and globally; the difficult and adverse conditions in the domestic and global capital and credit markets; domestic and global demand for oil and natural gas; sustained or further declines in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with our legal proceedings and the outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

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The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams

Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com

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